Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

(upon completion of the Conversion and Reorganization

Parent
MSB Financial Corp.
Subsidiaries	State or Other Jurisdiction Of Incorporation	Percentage Ownership
Millington Bank	New Jersey	100%

Subsidiaries of Millington Bank
Millington Savings Service Corp.	New Jersey	100%